EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

MATADOR HOLDCO, INC.

It is hereby certified that:

1.	The name of the corporation is Matador Holdco, Inc.

2.	The corporation is a for-profit corporation.

3.	The file number issued to the corporation by the secretary of state is 801346526.

4.	The date of formation of the corporation is November 22, 2010.

5.	Article IX of the Certificate of Formation of the corporation is hereby amended to read in its entirety as follows:

ARTICLE IX

The number of directors shall be set at seven (7) until changed in the manner provided in the bylaws of the Corporation, except that no such change shall shorten the term of an incumbent director. Beginning with the 2011 annual meeting, the directors shall be classified with respect to the time for which they severally hold office into three (3) classes, as nearly equal in number as possible as determined by the Board of Directors, one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2012, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2013, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2014, with each member of each class to hold office until his or her successor is elected and qualified, until his or her death or retirement or until he or she shall resign or be removed in the manner provided in the bylaws. In any such event, such director’s successor shall become a member of the same class of directors as his or her predecessor. Beginning with the annual meeting to be held in 2012, the directors elected at an annual meeting shall hold office until the third succeeding annual meeting after such election.

6.	This Certificate of Amendment has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 2nd day of August, 2011.

AUTHORIZED PERSON:

/s/ Joseph Wm. Foran
Joseph Wm. Foran
Chairman and President